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                                                                    EXHIBIT 99.1



PLEASANTON, Calif. -- BUSINESS WIRE) -- Oct. 13, 1998 -- Safeway Inc. (NYSE:SWY -news) and Dominick's Supermarkets, Inc. (NYSE:DFF - news) jointly announced today they have signed a definitive merger agreement pursuant to which Safeway will acquire all of the outstanding shares of Dominick's for $49 in cash per share, or a total of approximately $1.2 billion, and assume approximately $646.2 million of Dominick's debt.

Safeway plans to commence a cash tender offer for all outstanding shares of Dominick's common stock. The combined company will operate more than 1,490 stores in 18 states in the United States and in Western Canada, with proforma 1998 estimated annual sales over $26.5 billion.

The acquisition will be accounted for as a purchase, and is expected to be funded initially with a combination of bank debt, commercial paper and public debt. It is expected to be neutral to Safeway earnings in the first year, and be additive to earnings after the first year. The transaction was unanimously approved by Dominick's board of directors.

The Yucaipa Companies and Apollo Advisors, whose affiliates own approximately 41% of the outstanding shares, have agreed to tender their shares into the Safeway Offer, and have granted options to Safeway to acquire their shares under certain circumstances.

"This transaction provides an outstanding opportunity for Safeway to continue on its growth path, while allowing us to enter the Chicago market for the first time. Dominick's has established an enviable reputation as a leading retailer in the Chicago region. We are excited about the prospects of our combination," said Steve Burd, Chairman, President and CEO of Safeway.

"This is a momentous day for our companies, employees and customers," said Robert Mariano, President and CEO of Dominick's. "Safeway has an established track record of successfully integrating operations to create value for both customers and shareholders. Its strong financial position, buying power and recognized private brands will enhance Dominick's long-standing history of quality and excellence in the Chicago metropolitan area."

Ronald W. Burkle, Chairman of the Board of Dominick's, said, "I am a firm believer in the consolidation taking place in the supermarket industry. That is why after carefully considering all strategic options for Dominick's we have agreed to merge with Safeway. I have tremendous respect for Bob Mariano as I do for Steve Burd and the job he and his management team have done. This combination makes great sense."

The tender offer is conditioned on the valid tender of a majority of Dominick's outstanding shares, expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, and other customary closing conditions. Safeway and Dominick's plan to complete the transaction before year-end 1998.

Dominick's Supermarkets Inc. is the second largest supermarket operator in the greater Chicago metropolitan area, with 112 stores and fiscal 1997 revenues of $2.6 billion. The company's common stock is traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol DFF.



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Safeway Inc. is the second largest food and drug retailer in North America based on sales. The company operates 1,381 stores in the United States and Canada. Its common stock is traded on the New York Stock Exchange under the symbol SWY.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to proforma sales, sources of financing and future earnings and are indicated by words or phrases such as "estimated," "expected" and similar words or phrases. These statements are based on Safeway's current plans and expectations and involve risks and uncertainties that could cause actual events and results to vary significantly from those included in or contemplated or implied by such statements. Please refer to Safeway's reports and filings with Securities and Exchange Commission for a further discussion of these risks and uncertainties.